CONTACTS
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
Diccicco Battista Communications	American Realty Capital New York Recovery REIT, Inc.
tdefazio@dbcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires Institutional-Quality Office Building in Chelsea for $112 Million

New York, New York, March 28, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that it closed the acquisition of the fee simple interest in an institutional-quality office building located at 216-18 West 18th Street in the Chelsea neighborhood of Manhattan. The purchase price for the building was $112.0 million, exclusive of closing costs. The property contains 165,670 rentable square feet and is 83.7% leased to five tenants including Red Bull North America, Inc., SAE Institute of Technology (New York) Corp., Microsoft Corporation, Deluxe Media Creative Services Inc. and SYPartners.

“We are excited about adding this high-quality office building to our portfolio,” said Michael Happel, Chief Investment Officer of NYRR. Mr. Happel continued, “this was an off-market, privately negotiated purchase of a great building in the ‘Silicon Alley’ area of Manhattan. We believe this is one of the strongest submarkets in the city and this property has high quality tenants as well as upside potential from both lease-up and rent growth opportunities. We continue to be active buyers of New York City commercial real estate with a focus on properties that will generate stable income and capital appreciation.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment (“REIT”) trust that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.